PRESS RELEASE
Clorox Reports Q1 Fiscal Year 2025 Results, Updates Outlook
OAKLAND, Calif., Oct. 30, 2024 — The Clorox Company (NYSE: CLX) today reported results for the first quarter of fiscal year 2025, which ended Sep. 30, 2024.
First-Quarter Fiscal Year 2025 Summary
Following is a summary of key results for the first quarter, which reflect the lapping of the impacts of the August 2023 cyberattack and include the company's Better Health Vitamins, Minerals and Supplements (VMS) business through its sale date of Sept. 10, 2024. Results also reflect the prior divestiture of the Argentina business. All comparisons are with the first quarter of fiscal year 2024 unless otherwise stated.
•Net sales increased 27% to $1.76 billion compared to a 20% net sales decrease in the year-ago quarter. The increase was driven largely by higher volume reflecting the lapping of the cyberattack. Organic sales1 were up 31%.
•Gross margin increased 740 basis points to 45.8% from 38.4% in the year-ago quarter, primarily driven by higher volume and cost savings.
•Diluted net earnings per share (diluted EPS) increased 371% to $0.80 from $0.17 in the year-ago quarter. The increase is driven by strong operational performance and lapping of the cyberattack, partially offset by a 94 cent charge from the sale of the Better Health VMS business.
•Adjusted EPS1 increased 280% to $1.86 from $0.49 in the year-ago quarter, primarily due to higher net sales and cost savings, partially offset by increased advertising investments.
•Year-to-date net cash provided by operations was $221 million compared to $20 million in the year-ago period, representing a 1,005% increase.

“We achieved better-than-expected results this quarter and fully restored overall market share, enabling us to maintain our sales outlook and raise our gross margin and EPS outlook for the year,” said Chair and CEO Linda Rendle. “As our consumers remain under pressure, we're focused on delivering superior value, strong innovation and continued investment in our brands to win with consumers and grow share. Anchored by the strength of our portfolio and the advancement of our IGNITE strategy, we are confident we are taking the right steps to deliver consistent and profitable growth for the long-term.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Delivered double-digit organic sales growth1 across all reportable segments, grew shares in most of its categories, and fully restored overall market share.
•Continued to invest behind value superiority with strong advertising, merchandising and platform-expanding innovations including Clorox Scentiva Bleach Lavender & Jasmine, plant-based Clorox EcoClean Disinfecting Wipes and more durable Glad ForceFlex MaxStrength trash bags.
•Achieved the eighth consecutive quarter of gross margin expansion, supported by another strong quarter of cost savings, and is on track to fully rebuild gross margin in fiscal year 2025.
•Completed the Better Health VMS divestiture, following on the prior sale of the Argentina business, to continue evolving the portfolio in support of the company’s goal to reduce volatility and accelerate sales growth, as well as structurally improve its margin.
•Named a Safer Choice Partner of the Year by the U.S. Environmental Protection Agency for the seventh time, recognized as one of the World's Best Companies by Time, named one of the World's Most Trustworthy Companies by Newsweek and listed as one of America's Best Employers for Women by Forbes.
Key Segment Results
The following is a summary of key first-quarter results by reportable segment. In addition to strong operational performance, first-quarter results reflect the lapping of the impacts of the August 2023 cyberattack. All comparisons are with the first quarter of fiscal year 2024 unless otherwise stated.
Health and Wellness (Cleaning; Professional Products)
•Net sales increased 38%, driven by 38 points of higher volume and 2 points of favorable mix, offset by 2 points of higher trade promotion spending.
•Segment adjusted EBIT2 increased 126%, primarily behind higher net sales and cost savings, partially offset by increased advertising investments.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales increased 38%, with 43 points of higher volume partially offset by 5 points driven by unfavorable mix and higher trade promotion spending.
•Segment adjusted EBIT increased 1,600%, primarily due to higher net sales and cost savings, partially offset by higher advertising investments.
Lifestyle (Food; Water Filtration; Natural Personal Care)
•Net sales increased 40%, with 48 points of higher volume partially offset by 8 points driven by unfavorable mix and higher trade promotion spending.
•Segment adjusted EBIT increased 247%, due to higher net sales, partially offset by higher advertising investments.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

International (Sales Outside the U.S.)
•Net sales decreased 4%, mainly driven by the impact of the Argentina divestiture and 2 points of unfavorable foreign exchange rates. Excluding Argentina and effects of foreign exchange rate changes, organic sales1 grew 11%, driven by 11 points of organic volume growth.
•Segment adjusted EBIT increased 3%, due to higher volume growth excluding Argentina, partially offset by higher advertising investments.

Divestiture of Better Health Vitamins, Minerals and Supplements Business
As previously disclosed on Sep. 10, 2024, the company completed the divestiture of its Better Health VMS business in its entirety. The divested business includes the Natural Vitality, NeoCell, Rainbow Light and RenewLife brands, relevant trademarks and licenses, and associated manufacturing and distribution facilities in Sunrise, Florida. The transaction is in support of the company’s IGNITE strategy and reflects the commitment to continue evolving its portfolio to reduce volatility and accelerate sales growth, as well as structurally improve its margin, in service of driving more consistent and profitable growth over time. As a result of this transaction, the company recorded a one-time after tax charge of $118 million during the first quarter of fiscal year 2025.

Fiscal Year 2025 Outlook
The company is updating the following elements of its fiscal year 2025 outlook:
•Gross margin is now expected to be up about 100 to 150 basis points, primarily due to the benefits of holistic margin management efforts, partially offset by cost inflation and higher trade promotion spending. This compares to the previous expectation of about 100 basis points.
•Fiscal year diluted EPS is now expected to be between $5.17 and $5.42 versus previously $4.95 and $5.20, a year over year increase of 130% to 141%, respectively, reflecting the lapping of several one-time charges recorded in the year-ago period.
•Adjusted EPS is now expected to be between $6.65 and $6.90 compared to the previous estimate of $6.55 and $6.80, a year over year increase of 8% to 12%, respectively. Adjusted EPS excludes about $0.60 of expense from long-term strategic investments in digital capabilities and productivity enhancements, a $0.94 charge in the first quarter from the loss on sale related to the divestiture of the Better Health VMS business, and a $0.06 benefit from cyberattack insurance recovery in the first quarter.
The company is confirming the following elements of its fiscal year 2025 outlook:
•The company continues to expect net sales to be flat to down 2%. Organic sales are still expected to be up 3% to up 5%, excluding about 2 points of negative impact from the divestiture of the company's business in Argentina and about 3 points of negative impact from the divestiture of the Better Health VMS business.
•Selling and administrative expenses continue to be expected to be between 15% to 16% of net sales, which includes about 150 basis points of impact from the company's strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending is still expected to be about 11% to 11.5% of net sales, reflecting the company's ongoing commitment to invest behind its brands.
•The company's effective tax rate is still expected to be about 28%. Excluding the impact of the Better Health VMS sale, the company expects its fiscal year adjusted effective tax rate to be about 24%.

Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its first quarter fiscal year 2025 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS) and adjusted effective tax rate (ETR)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® as well as international brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2024 the company was ranked No. 1 on Barron’s 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.

Clorox Media Contact:
corporate.communications@clorox.com
Clorox Investor Relations Contact:
investorrelations@clorox.com

CLX-F

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding the expected or potential impact of the company's operational disruption stemming from a cyberattack, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management's estimates, beliefs, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "will," "predicts," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations, are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as updated from time to time in the company's Securities and Exchange Commission filings. These factors include, but are not limited to: unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts between the U.S. and its trading partners, especially China; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; our recovery from the August 2023 cyberattack, and risks related to the company's use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company's financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; intense competition in the company's markets; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements; the company's ability to maintain its business reputation and the reputation of its brands and products; dependence on key customers and risks related to customer consolidation and ordering patterns; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the company's ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as increasing labor costs and sustained labor shortages; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company's internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate-related transition risks, changing consumer preferences, including the environmental impact of the Company’s products and sustainability on our sales, operating costs or reputation; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company's estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to increases in the estimated fair value of The Procter & Gamble Company's interest in the Glad business; risks related to our reliance on third-party service providers, including inability to meet cost savings or efficiencies, business or systems disruptions, and other liabilities, including legal or regulatory risk; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company's ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its business operations and financial results and the company's ability to access capital markets and other funding sources, as well as the cost of capital to the company; the COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company's products, including any significant disruption to such systems; on the demand for and sales of the company's products; and on worldwide, regional and local adverse economic conditions; the company's ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company's bylaws.

The company's forward-looking statements in this press release are based on management's current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted effective tax rate ("adjusted ETR") and segment adjusted EBIT for the first quarter of fiscal year 2025, as well as adjusted EPS outlook and adjusted ETR outlook for fiscal year 2025. The reasons management believes these measures are useful to investors are described below. Certain non-GAAP financial measures may be considered in determining incentive compensation.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth/(decrease) outlook for fiscal year 2025 excludes about 2 points of negative impact from the divestiture of the company's business in Argentina and about 3 points of negative impact from the divestiture of the Better Health VMS business.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs, net of insurance recoveries, related to the August 2023 cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as the pension settlement charge, incremental costs, net of insurance recoveries, related to the August 2023 cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Divestiture of Better Health Vitamins, Minerals and Supplements Business
As previously disclosed on Sep. 10, 2024, the company completed the divestiture of its Better Health VMS business in its entirety. The divested business includes the Natural Vitality, NeoCell, Rainbow Light and RenewLife brands, relevant trademarks and licenses, and associated manufacturing and distribution facilities in Sunrise, Florida. The transaction is in support of the company’s IGNITE strategy and reflects the commitment to continue evolving its portfolio to reduce volatility and accelerate sales growth, as well as structurally improve its margin, in service of driving more consistent and profitable growth over time. As a result of this transaction, the company recorded a one-time after tax charge of 118 million during the first quarter of fiscal year 2025.
Due to the nature, scope and magnitude of this charge, the company’s management believes presenting this charge as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Cyberattack Costs
As previously disclosed, incremental costs were incurred by the company as the result of the August 2023 cyberattack. These costs related primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company’s business operations. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment.
In the first quarter of fiscal year 2025, the company received $10 million of insurance recoveries related to the cyberattack. The company does not expect to incur significant costs related to the cyberattack in future periods.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest in transformative technologies and processes over a five-year period. This investment began in fiscal year 2022, and includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. The total incremental transformational investment is expected to be $560 to $580 million. It is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total investment, approximately 70% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following table provides reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three months ended Sep. 30, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	38%	38%	40%	(4)%	27%
Add: Foreign exchange	—	—	—	2	—
Add/(Subtract): Divestitures/acquisitions (2)	—	—	—	13	4
Organic sales growth / (decrease) (non-GAAP)	38%	38%	40%	11%	31%
(1)Total Company includes Corporate and Other. Corporate and Other includes the results of the Better Health VMS business through the date of divestiture.
(2)The divestiture impact is calculated as net sales from the Argentina and Better Health VMS businesses after the respective sale dates in the three month year-ago period.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure, and adjusted effective tax rate (non-GAAP) to effective tax rate, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS) and Adjusted Effective Tax Rate (ETR)
(Dollars in millions except per share data)

	Diluted earnings per share			Effective tax rate
	Three months ended			Three months ended
	9/30/2024	9/30/2023	% Change	9/30/2024	9/30/2023
As reported (GAAP)	$0.80	$0.17	371%	41.8%	14.6%
Loss on divestiture (1)	0.94	—		(16.8)%	—
Cyberattack costs, net of insurance recoveries (2)	(0.06)	0.15		0.1%	2.8%
Streamlined operating model (7)	—	—		—%	—
Digital capabilities and productivity enhancements investment (3)	0.18	0.17		(0.1)%	3.2%
As adjusted (non-GAAP)	$1.86	$0.49	280%	25.0%	20.6%

(1)During the three months ended Sep. 30, 2024, the company incurred an after tax charge of $118 related to the divestiture of the Better Health VMS business.

(2)During the three months ended Sep. 30, 2024, the company recognized approximately $10 ($8 after tax) of insurance recoveries related to the cyberattack. During the three months ended Sep. 30, 2023, the company incurred approximately $24 ($18 after tax) of costs related to the cyberattack. Costs related primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(3)During the three months ended Sep. 30, 2024 and 2023, the company incurred approximately $29 ($22 after tax) and $27 ($21 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended
	9/30/2024	9/30/2023
External consulting fees (a)	$20	$21
IT project personnel costs (b)	2	2
Other (c)	7	4
Total	$29	$27

(a)Comprised of third-party consulting fees incurred to assist in the project management and end-to-end systems integration of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b)Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c)Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full year 2025 outlook (estimated range)
	Diluted earnings per share		Effective Tax Rate
	Low	High	Midpoint
As estimated (GAAP)	$5.17	$5.42	28%
Loss on divestiture	0.94	0.94	(4)%
Cyberattack costs, net of insurance recoveries	(0.06)	(0.06)	—
Digital capabilities and productivity enhancements investment (4)	0.60	0.60	—
As adjusted (non-GAAP)	$6.65	$6.90	24%

(4)In fiscal year 2025, the company expects to incur approximately $90-$100 ($68-$76 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
The following table provides reconciliation of adjusted EBIT (non-GAAP) to earnings before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings before income taxes to adjusted EBIT
	Three months ended
	9/30/2024	9/30/2023
Earnings before income taxes	$177	$29
Interest income	(3)	(10)
Interest expense	21	21
Loss on divestiture	118	—
Cyberattack costs, net of insurance recoveries	(10)	24
Digital capabilities and productivity enhancements investment	29	27
Adjusted EBIT	$332	$91

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three months ended
	09/30/2024	09/30/2023
Net sales	$1,762	$1,386
Cost of products sold	955	854
Gross profit	807	532
Selling and administrative expenses	281	276
Advertising costs	201	165
Research and development costs	31	29
Loss on divestiture	118	—
Interest expense	21	21
Other (income) expense, net	(22)	12
Earnings before income taxes	177	29
Income tax expense	74	4
Net earnings	103	25
Less: Net earnings attributable to noncontrolling interests	4	3
Net earnings attributable to Clorox	$99	$22

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.80	$0.17
Diluted net earnings per share	$0.80	$0.17

Weighted average shares outstanding (in thousands)
Basic	123,795	123,973
Diluted	124,677	124,650

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales
	Three months ended
	9/30/2024	9/30/2023	% Change(1)
Health and Wellness	$698	$504	38%
Household	447	325	38
Lifestyle	320	229	40
International	259	270	(4)
Reportable segment total	1,724	1,328
Corporate and Other (2)	38	58	(34)
Total	$1,762	$1,386	27%

	Segment adjusted EBIT
	Three months ended
	9/30/2024	9/30/2023	% Change(1)
Health and Wellness	$235	$104	126%
Household	60	(4)	1,600
Lifestyle	66	19	247
International	35	34	3
Reportable segment total	396	153
Corporate and Other (2)	(64)	(62)	(3)
Total	$332	$91	265%
Interest income	3	10
Interest expense	(21)	(21)
Loss on divestiture (3)	(118)	—
Cyberattack costs, net of insurance recoveries (4)	10	(24)
Digital capabilities and productivity enhancements investment (5)	(29)	(27)
Earnings before income taxes	$177	$29	510%

(1)Percentages based on rounded numbers.
(2)Corporate and Other includes the Better Health VMS business.
(3)Represents the loss on divestiture of the Better Health VMS business of $118 for the three months ended Sep. 30, 2024.
(4)Represents cyberattack insurance recoveries of $10 ($8 after tax) for the three months ended Sep. 30, 2024, and incremental costs of $24 ($18 after tax) for the three months ended Sep. 30, 2023.
(5)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $29 ($22 after tax) and $27 ($21 after tax) for the three months ended Sep. 30, 2024 and 2023, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	9/30/2024	6/30/2024	9/30/2023
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$278	$202	$518
Receivables, net	595	695	581
Inventories, net	594	637	710
Prepaid expenses and other current assets	109	88	102
Total current assets	1,576	1,622	1,911
Property, plant and equipment, net	1,242	1,315	1,317
Operating lease right-of-use assets	341	360	328
Goodwill	1,233	1,228	1,246
Trademarks, net	503	538	541
Other intangible assets, net	78	143	162
Other assets	524	545	486
Total assets	$5,497	$5,751	$5,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$4	$4	$347
Current operating lease liabilities	83	84	88
Accounts payable and accrued liabilities	1,472	1,486	1,678
Income Taxes Payable	20	—	115
Total current liabilities	1,579	1,574	2,228
Long-term debt	2,482	2,481	2,478
Long-term operating lease liabilities	315	334	290
Other liabilities	874	848	837
Deferred income taxes	23	22	27
Total liabilities	5,273	5,259	5,860
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,297	1,288	1,246
Retained earnings	31	250	299
Treasury stock	(1,252)	(1,186)	(1,219)
Accumulated other comprehensive net (loss) income	(147)	(155)	(494)
Total Clorox stockholders’ equity (deficit)	60	328	(37)
Noncontrolling interests	164	164	168
Total stockholders’ equity	224	492	131
Total liabilities and stockholders’ equity	$5,497	$5,751	$5,991